EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CytRx Corporation

Los Angeles, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 11, 2016, relating to the financial statements, the effectiveness of CytRx Corporation’s internal control over financial reporting and schedule of CytRx Corporation appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2015. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the company’s internal control over financial reporting as of December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

June 8, 2016